Exhibit 10.4

                        INCENTIVE COMPENSATION AGREEMENT

                  Agreement, dated as of May 3, 2002, between GP Strategies Corporation, a Delaware corporation with principal executive offices at 9 West 57th Street, Suite 4170, New York, New York 10019 (the "Company"), and Jerome I. Feldman, residing at 145 West Patent Road, Bedford Hills, New York 10507 ("Employee").

         WHEREAS, Employee is a founder of the Company and has for many years been Chairman of the Board and Chief Executive Officer of the Company;

         WHEREAS, Section 5(b) of the Employment Agreement, dated as of June 1, 1999, as amended (the "Employment Agreement"), between the Company and Employee provides that the Company and Employee will negotiate in good faith to formulate an annual incentive based compensation arrangement based on the Company achieving certain financial milestones which will be fair and equitable to Employee and the Company and its stockholders; and

         WHEREAS, the Company desires to provide incentive compensation to Employee in a manner that will closely align the amount of such compensation to the interests of the Company's stockholders and the enhancement of stockholder value.

         NOW, THEREFORE, intending to be legally bound, and for and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

          1. Incentive Compensation. Employee shall be eligible to receive from the Company up to five payments (each, an "Incentive Payment"). The Company will pay Employee an Incentive Payment in an amount equal to $1 million on the first date that each of the following events occurs:

          (a) the closing price of the common stock, par value $0.01 per share, of the Company on the New York Stock Exchange (the "Closing Price") equals or exceeds, for at least 10 consecutive trading days, $5.40 (the "First Incentive Payment"); provided that if the First Incentive Payment does not become payable prior to the second anniversary of this Agreement, the First Incentive Payment shall be paid on the date, if any, that the Second Incentive Payment (as defined below) is paid;

          (b) the Closing Price equals or exceeds, for at least 10 consecutive trading days, $6.30 (the "Second Incentive Payment"); provided that if the Second Incentive Payment does not become payable prior to the fourth anniversary of this Agreement, the Second Incentive Payment shall be paid on the date, if any, that the Third Incentive Payment (as defined below) is paid;

          (c) the Closing Price equals or exceeds, for at least 10 consecutive trading days, $7.20 (the "Third Incentive Payment");

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          (d) the Closing Price equals or exceeds, for at least 10 consecutive trading days, $8.10; and

          (e) the Closing Price equals or exceeds, for at least 10 consecutive trading days, $9.00.

          2. Set-off Against Loans. To the extent there are any outstanding loans from the Company to Employee at the time an Incentive Payment is payable, the Company will set off the payment of such Incentive Payment against the outstanding principal and interest under such loans.

          3. Termination. This Agreement will terminate on the earlier to occur of (a) the fifth anniversary of the date hereof and (b) the date of termination of Employee's employment with the Company (other than termination by (i) the Company in breach of the Employment Agreement or (ii) Employee for Good Reason (as defined in the Employment Agreement)). Notwithstanding anything set forth in this Agreement to contrary, no Incentive Payment shall be payable after the termination of this Agreement.

          4. Employment. Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall be construed as an agreement by the Company to employ the Employee for any period of time and, except as provided in the Employment Agreement, the Company shall have the right at any time to terminate the Employee with or without cause.

          5. Miscellaneous.

         (a) The dollar amounts in Section 1 shall be equitably adjusted for stock splits, stock dividends, and similar transactions.

         (b) This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, and any attempted assignment without such prior written consent shall be void.

         (c) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of the parties.

          (d) This Agreement may not be modified, amended, or supplemented except by a writing signed by each of the parties hereto.

         (e) This Agreement may be executed in counterparts each of which shall be deemed an original but both of which together shall constitute one and the same instrument.


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         (f) This Agreement shall be governed by and interpreted under the internal laws of the State of New York, without regard to conflicts of laws principles.


          IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above.

                           GP STRATEGIES CORPORATION



                           Scott N. Greenberg
                           President and Chief Financial Officer



                           Jerome I. Feldman